Exhibit 99.1

Vermillion Appoints Holly B. Bauzon as VP of Sales and Managed Markets

AUSTIN, Texas — August 21, 2014 — Vermillion, Inc. (NASDAQ: VRML), a multivariate diagnostics company focused on gynecologic cancers and women’s health, has appointed Holly B. Bauzon as Vice President of Sales and Managed Markets.

Ms. Bauzon has a proven track record in both increasing sales traction and expanding payer coverage for laboratory services companies. She has more than 20 years of healthcare experience, most recently with PerkinElmer, Inc., where she held the position of Director, Lab Services Sales and Managed Markets.

“We are excited to bring Holly’s skills and experience to bear on our stated goals of accelerating the adoption of OVA1 and expanding our payer base”, said James LaFrance, Vermillion’s Chairman, President and Chief Executive Officer. “Holly did just that with PerkinElmer where she grew prenatal revenue and established 280 new contracts with payers – including key national payers.”

Prior to her seven year tenure at PerkinElmer, Ms. Bauzon held commercial management and payer relations positions at PolyMedica Corporation, National Diabetic Pharmacies, Inc. and Byram Healthcare, Inc. Ms. Bauzon has a Bachelor of Science degree in Health Science from East Stroudsburg University.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic oncology and women’s health.

The company’s lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

About ASPiRA LABS

ASPiRA LABS is an innovative diagnostic services laboratory founded by Vermillion, Inc., a leader in women’s health diagnostics. The laboratory’s goal is to provide high quality, innovative testing for women to help address unmet women’s health needs. ASPiRA LABS’ specialized services are grounded in evidence-based medicine, while providing access to novel biomarker diagnostic tools designed to help health care professionals offer the most precise diagnoses and treatment guidance for their patients. To learn more about ASPiRA LABS, visit www.aspiralab.com.

Investor Relations Contact:

Eric Schoen

Vice President, Finance and Chief Accounting Officer

Tel 512-519-0424

eschoen@vermillion.com